BRAVO FOODS INTERNATIONAL CORP.
                               11300 US HIGHWAY 1
                         NORTH PALM BEACH, FLORIDA 33408




                                                                July 27, 2005



VIA FACSIMILE AND EDGAR

United States Securities
 and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attention:  Melinda Kraemer



         RE:      BRAVO FOODS INTERNATIONAL CORP.
                  REGISTRATION STATEMENT ON FORM SB-2, FILED JUNE 10, 2005 FILE NO. 333-125733


Ladies and Gentlemen:

      Bravo Foods International Corp. respectfully withdraws its request that the effective date of the registration statement referred to above be accelerated so that it will become effective at 4:30 p.m., Eastern Time, on Wednesday July 27, 2005.




                                     BRAVO FOODS INTERNATIONAL CORP.

                                     BY: /S/ ROY TOULAN
                                     ------------------
                                     NAME: ROY TOULAN
                                     TITLE:  VICE PRESIDENT AND GENERAL COUNSEL